Exhibit 99.1

News Release: FOR IMMEDIATE RELEASE

For additional information, contact:

Investors / Trade / Media

Brian Cooper

Chief Financial Officer

Westell Technologies, Inc.

630.375.4740

BCooper@westell.com

Westell Technologies Announces Authorization of a New

Share Repurchase Program

AURORA, IL, February 8, 2010 – Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, outside plant telecommunications equipment and conferencing services, today announced that its board of directors has approved a new share repurchase program of up to an aggregate of $10 million of its Class A Common Stock. The newly authorized repurchase plan will continue until the date the maximum amount of dollars authorized has been expended or the date the program is modified or terminated by the board of directors. The plan calls for the repurchases to be made in the open market or through privately negotiated transactions. The timing and amount of any share repurchases will depend upon share price, corporate and regulatory requirements, economic and market conditions and other factors.

The Company’s previously approved share repurchase program will remain in effect until its scheduled expiration on March 3, 2010 and has approximately $6.9 million of remaining availability.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. designs, distributes, markets and services a broad range of broadband customer-premises equipment, digital transmission, remote monitoring, power distribution and demarcation products used by telephone companies and other telecommunications service providers. ConferencePlus, Inc. is a leading global provider of audio, web, video and IP conferencing services. Additional information can be obtained by visiting http://www.westell.com and http://www.conferenceplus.com.